UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported)    October 29, 2008

CORNING INCORPORATED

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	1-3247 (Commission File Number)	16-0393470 (I.R.S. Employer Identification No.)

One Riverfront Plaza, Corning, New York (Address of principal executive offices)	14831 (Zip Code)

(607) 974-9000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

The Corning Incorporated press release dated October 29, 2008 regarding its financial results for the third quarter ended September 30, 2008 and its fourth quarter 2008 earnings guidance is attached hereto as Exhibit 99.

The information in this report that is being furnished pursuant to Item 2.02 of Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and is not incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

	99	Press Release dated October 29, 2008, issued by Corning Incorporated concerning its results of operations and financial condition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORNING INCORPORATED
Registrant

Date: October 29, 2008	By /s/	KATHERINE A. ASBECK
Katherine A. Asbeck
Senior Vice President - Finance

Exhibit 99

FOR RELEASE - October 29, 2008

Media Relations Contact:	Investor Relations Contact:
Daniel F. Collins	Kenneth C. Sofio
(607) 974-4197	(607) 974-7705
collinsdf@corning.com	sofiokc@corning.com

Corning Announces Third-Quarter Results

CORNING, N.Y. –– Corning Incorporated (NYSE:GLW) today announced results for the third quarter 2008.

Third-Quarter Highlights

•	Sales were $1.56 billion, about even with last year’s third quarter.
•	Earnings per share (EPS) were $0.49; including net special gains of $36 million or $0.03 per share.
•	Excluding special items, EPS was $0.46,* up 21% over last year’s results, due in part to favorable exchange-rate movements.
•

Display Technologies’ combined LCD glass volume, including Corning’s wholly owned business and Samsung Corning Precision Glass Co., Ltd. (SCP), was up 2% sequentially and 18% year over year. Volume from Corning’s wholly owned business decreased 10% sequentially and 2% year over year. Samsung Corning Precision’s volume increased 12% sequentially and 38% year over year.

Fourth-Quarter Outlook Summary

•	Sales are expected in the range of $1.2 billion to $1.3 billion.
•	EPS before special items are expected in the range of $0.20 to $0.28.*
•

Combined LCD glass volume is expected to be down in the range of 10% to 20% sequentially, with the wholly owned business down 20% to 30% and SCP down 5% to 15%. Year over year the combined glass volume is expected to decrease by 2% to 13%

•	For the full year, combined LCD glass volume growth is expected to be 20% to 22%.

“During the third quarter we experienced the impact of a supply chain correction in our display business. We believe that worsening economic conditions are now affecting retail demand for several of our businesses and that this economic decline may be accelerating in the fourth quarter. In response, we have initiated actions to reduce capital spending, scale back some manufacturing operations, curb the rate of growth in research, development and engineering expenses and reduce overhead to manage costs,” Wendell P. Weeks, chairman and chief executive officer, said. “If business conditions deteriorate further, we will consider additional capacity and operational adjustments,” he added.

*These are non-GAAP financial measures. The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release, as well as on the company’s investor relations website.

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Corning Announces Third-Quarter Results

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Quarter Three Financial Comparisons

	Q3 2008	Q2 2008	% Change	Q3 2007	% Change
Net Sales in millions	$1,555	$1,692	(8)%	$1,553	0%
Net Income in millions	$768	$3,211	(76)%	$617	24%
Non-GAAP Net Income in millions*	$732	$782	(6)%	$619	18%
GAAP EPS	$0.49	$2.01	(76)%	$0.38	29%
Non-GAAP EPS*	$0.46	$0.49	(6)%	$0.38	21%

Overview of Third-Quarter Segment Results

Third-quarter sales for Corning’s Display Technologies segment were $696 million, a 14% sequential decline and flat with the third quarter 2007. Glass volume from Corning’s wholly owned business decreased by 2% year over year and 10% sequentially. Price declines were in line with previous quarters. Compared to the second quarter, sales were negatively impacted by a weaker Japanese yen-to-U.S. dollar exchange rate.

Equity earnings from SCP’s LCD glass business were $259 million for the quarter, a 6% sequential gain and a 62% increase over third-quarter 2007 results. SCP’s quarterly glass volume increased 12% sequentially and 38% year over year, reflecting continued strength in the Korean LCD market.

“Although our combined glass volume reflects strong year-over-year growth in the LCD glass market, we have seen lower demand in Taiwan and stronger demand in Korea. This trend is expected to continue in the fourth quarter,” Weeks said.

Telecommunications segment sales in the third quarter were $496 million, a 4% sequential increase and a 5% increase over a year ago. The sequential increase was the result of higher demand for private network solutions.

Environmental Technologies segment sales were $177 million for the quarter, a 15% sequential decline and an 11% decrease from a year ago. Sales were lower than expected in the third quarter due to continued weak automotive products demand in North America and recent market softness in Europe and the rest of the world. Heavy-duty diesel product sales continue to be depressed due to the slowdown in the U.S. freight shipping industry.

Specialty Materials segment sales were $101 million, a slight sequential decline and a 6% increase over the third quarter last year. The Life Sciences segment had sales of $83 million in the quarter, a 5% sequential decline and a 6% year-over-year increase.

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Corning Announces Third-Quarter Results

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Corning’s third-quarter equity earnings were $382 million, up 6% sequentially and 60% year over year due to strong performance at Dow Corning Corporation and SCP. The company’s equity earnings from Dow Corning were $109 million, a 16% sequential increase and a 35% year-over-year improvement. Equity earnings in the third quarter of 2008 included an $18 million charge at Dow Corning due to losses on cash and short-term investments. Equity earnings in the third quarter of 2007 included an $18 million restructuring charge at Samsung Corning Corporation.

Special Items

The company’s third-quarter results included net special gains of $36 million or $0.03 per share. Corning recognized a gain of $43 million from the settlement of a long-standing tax dispute and released an additional $70 million of U.S. deferred tax asset valuation allowances. These items were offset by a $6 million pretax and after-tax charge related to the pending Pittsburgh Corning Corporation bankruptcy proceeding; a $14 million pretax and after-tax loss on the sale of a business; a $39 million pretax and after-tax loss on cash and short-term investments; and an $18 million reduction of equity earnings from Dow Corning related to losses on cash and short-term investments.

“Our $3.2 billion of cash and short-term investments are conservatively invested. We did have minor exposure to certain financial industry securities which resulted in a small loss in the quarter,” James B. Flaws, vice chairman and chief financial officer said. “Additionally, Dow Corning had exposure to certain Fannie Mae and Freddie Mac securities that were impaired as a result of the U.S. government intervention,” he added.

Fourth-Quarter Outlook

“We are now seeing the impact of the global economic turmoil on several of our businesses, most notably our display business. Recent retail data, supplied by the NPD Group, revealed considerable slowing of U.S. consumer LCD television purchases in the second half of September and again in the first half of October. (The NPD Group is an independent consumer market research firm.)

“As a result, we expect our fourth-quarter results to reflect appreciably lower sales as well as increased costs from capacity reductions in several of our businesses,” Flaws said. Corning expects its consolidated gross margin to be in the range of 31% to 36%, reflecting lower margins in the display, telecommunications and environmental segments.

Display Segment Outlook

•	Combined glass volume in the Display Technologies segment is expected to decline 10% to 20% sequentially, with the wholly owned business down 20% to 30% and SCP down 5% to 15%.
•	Price declines are expected to be consistent with previous quarters.

Flaws said, “We now expect Taiwanese panel makers to run at much lower utilization rates through the fourth quarter as they prepare for a seasonally lower first quarter and potentially slower consumer demand for LCD televisions and monitors in 2009. Although utilization rates in Korea remain higher, we are starting to see softness in that market as well.”

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Corning Announces Third-Quarter Results

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Gross margin in Corning’s wholly owned display business will be significantly impacted by lower sales and capacity reductions in the fourth quarter to match reduced demand. Display gross margin will be reduced by 20 to 30 percentage points, including 5 percentage points of one-time costs for the shutdown of glass tanks with the balance related to the lower utilization of remaining capacity.

Corning expects to maintain its current pricing strategy in the quarter. The company’s fourth-quarter guidance assumes a Japanese yen-to-U.S. dollar exchange rate of 101, which should positively impact sales and earnings by about $35 million compared to the third quarter. Further strength in the Japanese yen-to-U.S. dollar exchange rate could improve sales and earnings.

Other Segment Highlights

•	Corning’s Telecommunications segment sales are expected to be down about 20% sequentially, driven by seasonality and the impact of a slowing economy.
•

Environmental Technologies segment sales are anticipated to decline about 20% sequentially, the result of normal seasonality augmented by a depressed global automotive market and prolonged slump in the U.S. trucking industry.

•	Specialty Materials segment sales are expected to be flat and sales in the Life Sciences segment are expected to decline about 15%.
•

The Telecommunications, Environmental and Life Sciences segment sales guidance assumes a U.S. dollar-to-euro exchange rate of 1.27. The impact of a stronger dollar is included in this guidance and reduces fourth-quarter sales of these three segments by about $35 million sequentially.

•	Dow Corning’s equity earnings are expected to be in the range of $100 million to $107 million.

2009 Outlook

“During this time of economic volatility, it is difficult for us to assess the potential impact on the full-year 2009 glass market,” Flaws said. “We are seeing rapid shifts in our display glass customer ordering patterns as they react to changes in their demand. We have seen some slowing in consumer demand for LCD televisions in the early fall, but it is difficult to know how prolonged any slowdown may be. As a result, we think that it is prudent to lower our 2009 glass market forecasts and plan our capacity accordingly. As such, we have revised our LCD glass market growth estimate to 5% to 15% to better reflect the potential impact of continued weak economic conditions.

“The worldwide automotive industry is also experiencing significant declines and faces great uncertainty. We anticipate 2009 worldwide auto volume could be down 5% to 8% and we are adjusting our capacity to prepare for these levels. We are also expecting the heavy-duty diesel market will remain very weak in 2009. These dynamics underscore our need to be very agile in managing our businesses and controlling expenses to effectively address changing product demand and market conditions,” Flaws said.

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Corning Announces Third-Quarter Results

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As previously announced, Corning plans to slow its rate of capital spending in the Display Technologies segment for the remainder of this year and 2009. Corning’s total 2008 capital spending is now expected to be between $1.8 billion and $1.9 billion. “We are also planning further reductions to our previously disclosed 2009 capital spending range of $1.6 billion to $1.7 billion, and potential restructuring charges in the fourth quarter. And, we are carefully managing our research and development spending while maintaining a commitment to investments in new business opportunities,” Flaws said.

Speaking to the company’s financial position, Flaws said, “We believe Corning’s strong financial position can endure a prolonged downturn in the economy. We have $3.2 billion in cash and short-term investments and $1.5 billion of debt, only $250 million of which is due in the next four years. The majority of the company’s cash and short-term investments are in U.S treasury bills, treasury-backed securities, government money market funds and bank deposits. We expect to continue to have full access to a $1.125 billion unused revolving credit facility which doesn’t expire until 2011,” Flaws said.

Weeks added, “We do believe the present market uncertainty is not changing the long-term fundamentals which drive our business segments. While the economy is clearly impacting us in the short run, we believe LCD televisions will continue to penetrate the worldwide TV market and demand will increase for cleaner environmental solutions and faster information delivery systems, all made possible through Corning’s products and technologies.”

Upcoming Investor Meetings

Peter F. Volanakis, president and chief operating officer, will be presenting at the UBS Technology Conference in New York on November 18, and James B. Flaws, vice chairman and chief financial officer, will present at the Barclays Capital Global Technology Conference in San Francisco on December 10.

Third-Quarter Conference Call Information

The company will host a third-quarter conference call on Wednesday, October 29 at 8:30 a.m. EDT. To access the call, dial (800) 230-1093 or international access call (612) 288-0337 approximately 10-15 minutes prior to the start of the call. The password is QUARTER THREE. The host is SOFIO. To listen to a live audio webcast of the call, go to Corning’s website at www.corning.com/investor_relations and follow the instructions. A replay will be available beginning at 10:30 a.m. EDT and will run through 5:00 p.m. EST, Wednesday, November 12, 2008. To listen, dial (800) 475-6701 or international access call (320) 365-3844. The access code is 963272. The webcast will be archived for one year following the call.

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Corning Announces Third-Quarter Results

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Presentation of Information in this News Release

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP net income and EPS measures exclude restructuring, impairment and other charges and adjustments to prior estimates for such charges. Additionally, the company’s non-GAAP measures exclude adjustments to asbestos settlement reserves, gains and losses arising from debt retirements, charges or credits arising from adjustments to the valuation allowance against deferred tax assets, equity method charges resulting from impairments of equity method investments or restructuring, impairment or other charges taken by equity method companies and gains from discontinued operations. The company believes presenting non-GAAP net income and EPS measures is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. These non-GAAP measures are reconciled on the company’s Web site at www.corning.com/investor_relations and accompany this news release.

About Corning Incorporated

Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 150 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy and metrology.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995), which are based on current expectations and assumptions about Corning’s financial results and business operations, that involve substantial risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: the effect of global political, economic and business conditions; conditions in the financial and credit markets; currency fluctuations; tax rates; product demand and industry capacity; competition; reliance on a concentrated customer base; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization;  pricing fluctuations and changes in the mix of sales between premium and non-premium products;  new plant start-up or restructuring costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; stock price fluctuations; and adverse litigation or regulatory developments.   These and other risk factors are detailed in Corning’s filings with the Securities and Exchange Commission.  Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

###

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,

	2008	2007	2008	2007

Net sales	$1,555	$1,553	$4,864	$4,278
Cost of sales	820	811	2,433	2,286

Gross margin	735	742	2,431	1,992

Operating expenses:
Selling, general and administrative expenses	220	212	722	655
Research, development and engineering expenses	160	145	474	412
Amortization of purchased intangibles	2	2	7	7
Restructuring, impairment and other credits	(2)		(3)	(2)
Asbestos settlement charge (credit) (Note 1)	6	(16)	(312)	170

Operating income	349	399	1,543	750

Interest income	22	38	74	110
Interest expense	(15)	(21)	(48)	(62)
Other (expense) income, net (Notes 2 and 3)	(30)	29	10	103

Income before income taxes	326	445	1,579	901
Benefit (provision) for income taxes (Note 4)	60	(66)	2,382	(141)

Income before minority interests and equity earnings	386	379	3,961	760
Minority interests		(1)	1	(2)
Equity in earnings of affiliated companies, net of impairments (Note 5)	382	239	1,046	675

Net income	$768	$617	$5,008	$1,433

Basic earnings per common share (Note 6)	$0.49	$0.39	$3.20	$0.91
Diluted earnings per common share (Note 6)	$0.49	$0.38	$3.15	$0.89
Dividends declared per common share	$0.05	$0.05	$0.15	$0.05

See accompanying notes to these financial statements.

Certain amounts for 2007 were reclassified to conform to 2008 classifications.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions, except per share amounts)

	September 30, 2008	December 31, 2007
Assets

Current assets:
Cash and cash equivalents	$2,596	$2,216
Short-term investments, at fair value	576	1,300
Total cash, cash equivalents and short-term investments	3,172	3,516
Trade accounts receivable, net of doubtful accounts and allowances	828	856
Inventories	755	631
Deferred income taxes	162	54
Other current assets	305	237
Total current assets	5,222	5,294

Investments	3,119	3,036
Property, net of accumulated depreciation	7,220	5,986
Goodwill and other intangible assets, net	306	308
Deferred income taxes	2,616	202
Other assets	507	389

Total Assets	$18,990	$15,215

Liabilities and Shareholders’ Equity

Current liabilities:
Current portion of long-term debt	$75	$23
Accounts payable	958	609
Other accrued liabilities	1,025	1,880
Total current liabilities	2,058	2,512

Long-term debt	1,470	1,514
Postretirement benefits other than pensions	742	744
Other liabilities	1,244	903
Total liabilities	5,514	5,673

Commitments and contingencies	48	46
Minority interests
Shareholders’ equity:
Common stock – Par value $0.50 per share; Shares authorized: 3.8 billion; Shares issued: 1,608 million and 1,598 million	804	799
Additional paid-in capital	12,483	12,281
Retained earnings (accumulated deficit)	1,770	(3,002)
Treasury stock, at cost; Shares held: 61 million and 30 million	(1,161)	(492)
Accumulated other comprehensive loss	(468)	(90)
Total shareholders’ equity	13,428	9,496

Total Liabilities and Shareholders’ Equity	$18,990	$15,215

See accompanying notes to these financial statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Cash Flows from Operating Activities:
Net income	$768	$617	$5,008	$1,433
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	164	147	483	446
Amortization of purchased intangibles	2	2	7	7
Asbestos settlement	6	(16)	(312)	170
Restructuring, impairment and other credits	(2)		(3)	(2)
Loss on repurchases of debt				15
Stock compensation charges	26	29	104	100
Loss (gain) on sale of business	14		14	(19)
Undistributed earnings of affiliated companies	(191)	(159)	(576)	(327)
Deferred tax (benefit) provision	(59)	18	(2,532)	18
Restructuring payments		(10)	(10)	(30)
Customer deposits, net of (credits) issued	(64)	2	(202)	(64)
Employee benefit payments (in excess of) less than expense	6	10	(31)	(82)
Changes in certain working capital items:
Trade accounts receivable	95	(50)	50	(157)
Inventories	(56)	31	(129)	(37)
Other current assets	(19)	63	(71)	(21)
Accounts payable and other current liabilities, net of restructuring payments	(26)	3	(130)	(124)
Other, net	99	(10)	78	19
Net cash provided by operating activities	763	677	1,748	1,345

Cash Flows from Investing Activities:
Capital expenditures	(291)	(405)	(1,155)	(871)
Acquisitions of businesses, net of cash received	(15)		(15)	(4)
Net proceeds (payments) from sale or disposal of assets	15		17	(10)
Short-term investments – acquisitions	(104)	(633)	(1,298)	(1,582)
Short-term investments – liquidations	750	511	1,890	2,141
Net cash provided by (used in) investing activities	355	(527)	(561)	(326)

Cash Flows from Financing Activities:
Net repayments of short-term borrowings and current portion of long-term debt	(8)	(8)	(20)	(18)
Retirements of long-term debt				(238)
Proceeds from issuance of common stock, net	4	4	19	17
Proceeds from the exercise of stock options	5	20	79	89
Repurchase of common stock	(500)	(125)	(625)	(125)
Dividends paid	(77)	(79)	(235)	(79)
Other, net		(2)		(2)
Net cash used in financing activities	(576)	(190)	(782)	(356)
Effect of exchange rates on cash	(121)	44	(25)	58
Net increase in cash and cash equivalents	421	4	380	721
Cash and cash equivalents at beginning of period	2,175	1,874	2,216	1,157

Cash and cash equivalents at end of period	$2,596	$1,878	$2,596	$1,878

Certain amounts for 2007 were reclassified to conform to 2008 classifications.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

SEGMENT RESULTS

(Unaudited; in millions)

Our reportable operating segments include Display Technologies, Telecommunications, Environmental Technologies, Specialty Materials and Life Sciences.

	Display Technologies	Telecom- munications	Environmental Technologies	Specialty Materials	Life Sciences	All Other	Total
Three months ended September 30, 2008
Net sales	$696	$496	$177	$101	$83	$2	$1,555
Depreciation (1)	$95	$30	$24	$9	$3	$3	$164
Amortization of purchased intangibles		$2					$2
Research, development and engineering expenses (2)	$30	$24	$29	$13	$2	$43	$141
Restructuring, impairment and other credits (before-tax and minority interest)		$(2)					$(2)
Income tax (provision) benefit	$(41)	$(9)	$(5)		$(4)	$3	$(56)
Earnings (loss) before equity earnings (3)	$376	$25	$14	$(1)	$11	$(64)	$361
Equity in earnings of affiliated companies	$259		$1			$10	$270
Net income (loss)	$635	$25	$15	$(1)	$11	$(54)	$631
Three months ended September 30, 2007
Net sales	$705	$472	$198	$95	$78	$5	$1,553
Depreciation (1)	$80	$29	$23	$8	$3	$2	$145
Amortization of purchased intangibles		$2					$2
Research, development and engineering expenses (2)	$28	$20	$32	$10	$2	$30	$122
Income tax (provision) benefit	$(39)	$(18)	$(8)		$(6)	$2	$(69)
Earnings (loss) before minority interest and equity earnings (loss) (3)	$387	$32	$14	$(3)	$10	$(37)	$403
Minority interests		$(1)					$(1)
Equity in earnings (loss) of affiliated companies	$160	$1				$(8)	$153
Net income (loss)	$547	$32	$14	$(3)	$10	$(45)	$555
Nine months ended September 30, 2008
Net sales	$2,334	$1,394	$583	$288	$251	$14	$4,864
Depreciation (1)	$277	$88	$72	$24	$11	$9	$481
Amortization of purchased intangibles		$7					$7
Research, development and engineering expenses (2)	$83	$73	$94	$33	$6	$121	$410
Restructuring, impairment and other credits (before related tax benefits and minority interest)		$(3)					$(3)
Income tax (provision) benefit	$(159)	$(16)	$(12)		$(10)	$8	$(189)
Earnings (loss) before minority interest and equity earnings (3)	$1,293	$58	$53	$(1)	$37	$(161)	$1,279
Minority interest		$1					$1
Equity in earnings of affiliated companies	$706		$3			$43	$752
Net income (loss)	$1,999	$59	$56	$(1)	$37	$(118)	$2,032
Nine months ended September 30, 2007
Net sales	$1,839	$1,349	$568	$274	$232	$16	$4,278
Depreciation (1)	$240	$94	$66	$24	$11	$5	$440
Amortization of purchased intangibles		$7					$7
Research, development and engineering expenses (2)	$72	$60	$93	$32	$6	$84	$347
Restructuring, impairment and other charges and (credits) (before-tax and minority interest)		$(2)					$(2)
Income tax (provision) benefit	$(92)	$(35)	$(15)		$(13)	$6	$(149)
Earnings (loss) before minority interest and equity earnings (3)	$1,022	$104	$37	$(5)	$31	$(105)	$1,084
Minority interest		$(1)				$(1)	$(2)
Equity in earnings (loss) of affiliated companies	$405	$3	$1			$(5)	$404
Net income (loss)	$1,427	$106	$38	$(5)	$31	$(111)	$1,486

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

SEGMENT RESULTS

(Unaudited; in millions)

(1)	Depreciation expense for Corning’s reportable segments includes an allocation of depreciation of corporate property not specifically identifiable to a segment.
(2)	Research, development, and engineering expense includes direct project spending which is identifiable to a segment.
(3)

Many of Corning’s administrative and staff functions are performed on a centralized basis. Where practicable, Corning charges these expenses to segments based upon the extent to which each business uses a centralized function. Other staff functions, such as corporate finance, human resources and legal are allocated to segments, primarily as a percentage of sales. In the nine months ended September 30, 2008, earnings (loss) before minority interest and equity earnings (loss) of the Display Technologies segment included a $12 million litigation settlement charge. In the three and nine months ended September 30, 2008, earnings (loss) before minority interest and equity earnings (loss) of the All Other segment included a $14 million loss on the sale of a business. In the nine months ended September 30, 2007, earnings (loss) before minority interest and equity earnings (loss) of the Telecommunications segment included a $19 million gain on the sale of the European submarine cabling business.

(4)

In the three and nine months ended September 30, 2007, equity earnings (loss) of affiliated companies includes a charge of $18 million and $33 million, respectively, in All Other related to restructuring and impairments for Samsung Corning Precision’s non-LCD businesses.

A reconciliation of reportable segment net income to consolidated net income follows (in millions):

	Three months ended September 30,		Nine months ended September 30,

	2008	2007	2008	2007
Net income of reportable segments	$685	$600	$2,150	$1,597
Non-reportable segments	(54)	(45)	(118)	(111)
Unallocated amounts:
Net financing costs (1)	4	10	17	28
Stock-based compensation expense	(26)	(29)	(104)	(100)
Exploratory research	(17)	(18)	(52)	(51)
Corporate contributions	(8)	(6)	(26)	(26)
Equity in earnings of affiliated companies, net of impairments (2)	112	86	294	271
Asbestos settlement (3)	(6)	16	312	(170)
Other corporate items (4)	78	3	2,535	(5)
Net income	$768	$617	$5,008	$1,433

(1)	Net financing costs include interest income, interest expense, and interest costs and investment gains associated with benefit plans.
(2)

In the three and nine months ended September 30, 2008, equity earnings of affiliated companies includes a charge of $18 million representing Corning’s share of an other-than-temporary impairment of auction rate securities at Dow Corning Corporation.

(3)

In the three months ended September 30, 2008, Corning recorded a charge of $6 million to adjust the asbestos liability for the change in value of certain components of the Amended PCC Plan and the estimated liability for non-PCC asbestos claims. In the nine months ended September 30, 2008, Corning reduced its liability for asbestos litigation as a result of the increase in the likelihood of a settlement under recently proposed terms and a corresponding decrease in the likelihood of a settlement under terms established in 2003. In the three and nine months ended September 30, 2007, Corning recorded asbestos settlement expense under the terms of the 2003 Plan of $16 million and $170 million, respectively, to adjust the estimated fair value of the components of the proposed asbestos settlement at that time.

(4)

Other corporate items include the tax impact of the unallocated amounts. In the three months ended September 30, 2008, Corning released an additional $70 million of valuation allowance on our U.S. deferred tax assets as a result of a change in our estimate regarding current-year U.S. taxable income. Also, in the three months ended September 30, 2008, Corning recorded a $43 million gain related to a favorable tax settlement with the Canadian Revenue Agency. In the three and nine months ended September 30, 2008, Corning recorded net losses of $39 million on certain available-for-sale securities included in cash and short-term investments. In the nine months ended September 30, 2008, Corning recorded a $2.4 billion tax benefit from the release of a valuation allowance on U.S. tax assets due to sustained profitability and positive future earnings projections for the U.S. entities. In addition, the nine months ended September 30, 2007 included a loss of $15 million from the repurchase of $223 million principal amount of our 6.25% Euro notes due 2010.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	Asbestos Settlement

On March 28, 2003, Corning announced that it had reached agreement with the representatives of asbestos claimants for the settlement of all current and future asbestos claims against Corning and Pittsburgh Corning Corporation (PCC) which might arise from PCC products or operations (the 2003 Plan). On December 21, 2006, the Bankruptcy Court issued an order denying confirmation of the 2003 Plan. On January 10, 2008, some of the parties in the proceeding advised the Bankruptcy Court that they had made substantial progress on an amended plan of reorganization (the Amended PCC Plan) that resolved issues raised by the Court in denying the confirmation of the 2003 Plan.

As a result of progress in the parties’ continuing negotiations, Corning believes the Amended PCC Plan now represents the most probable outcome of this matter and the probability that the 2003 plan will become effective has diminished. The proposed settlement under the Amended PCC Plan requires Corning to contribute its equity interest in PCC and Pittsburgh Corning Europe, N.V. (PCE) and to contribute a fixed series of cash payments, recorded at present value on September 30, 2008. Corning will have the option to contribute shares rather than cash, but the liability is fixed by dollar value and not number of shares. As a result, the estimated asbestos settlement liability is no longer impacted by movements in the value of Corning common stock. The Amended PCC Plan does not include non-PCC asbestos claims that may be or have been raised against Corning. Corning has recorded an additional amount for such claims in its estimated asbestos settlement liability.

In the first quarter of 2008, we recorded a $327 million reduction to our estimated liability for asbestos litigation as a result of the increase in the likelihood of a settlement under the Amended PCC Plan and a corresponding decrease in the likelihood of a settlement under terms of the 2003 Plan. In the second and third quarter of 2008, we recorded charges of $9 million and $6 million, respectively, to adjust the asbestos settlement liability for the change in value of the components of the Amended PCC Plan and the estimated liability for non-PCC asbestos claims.

2.	Cash and Short-Term Investments

In the third quarter of 2008, Corning recorded net losses of $39 million on certain available-for-sale securities included in cash and short-term investments.

3.	Loss on Sale of Business

In the third quarter of 2008, Corning recognized a loss of $14 million from the sale of a business.

4.	Provision for Income Taxes

In the third quarter of 2008, Corning released an additional $70 million of valuation allowances on our U.S. deferred tax assets as a result of a change in our estimate of current-year U.S. taxable income. Also, in the third quarter of 2008, Corning recorded a $43 million gain related to a favorable tax settlement from the Canadian Revenue Agency.

5.	Equity in Earnings of Associated Companies

In the third quarter of 2008, equity in earnings of associated companies included an $18 million charge for Corning’s share of an other-than-temporary impairment of auction rate securities at Dow Corning Corporation.

6.	Weighted Average Shares Outstanding

Weighted average shares outstanding are as follows (in millions):

	Three months ended September 30,		Three months ended June 30, 2008
	2008	2007

Basic	1,558	1,570	1,569
Diluted	1,578	1,605	1,600
Diluted used for non-GAAP measures	1,578	1,605	1,600

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

QUARTERLY SALES INFORMATION

(Unaudited; in millions)

	2008
				Nine Months
	Three Months Ended			Ended
	March 31	June 30	Sept. 30	Sept. 30

Display Technologies	$829	$809	$696	$2,334

Telecommunications
Fiber and cable	214	248	258	720
Hardware and equipment	207	229	238	674
	421	477	496	1,394

Environmental Technologies
Automotive	137	132	112	381
Diesel	60	77	65	202
	197	209	177	583

Specialty Materials	83	104	101	288

Life Sciences	81	87	83	251

Other	6	6	2	14

Total	$1,617	$1,692	$1,555	$4,864

	2007
	Q1	Q2	Q3	Q4	Total

Display Technologies	$524	$610	$705	$774	$2,613

Telecommunications
Fiber and cable	211	219	237	213	880
Hardware and equipment	228	219	235	217	899
	439	438	472	430	1,779

Environmental Technologies
Automotive	123	128	126	131	508
Diesel	56	63	72	58	249
	179	191	198	189	757

Specialty Materials	84	95	95	105	379

Life Sciences	76	78	78	73	305

Other	5	6	5	11	27

Total	$1,307	$1,418	$1,553	$1,582	$5,860

The above supplemental information is intended to facilitate analysis of Corning’s businesses.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended September 30, 2008

(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the third quarter of 2008 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.46	$385	$732

Special items:
Asbestos settlement (a)	-	(6)	(6)

Available-for-sale securities (b)	(0.02)	(39)	(39)

Loss on sale of business (c)	(0.01)	(14)	(14)

Valuation allowance release (d)	0.04	-	70

Tax revenue settlement (e)	0.03	-	43

Equity in earnings of associated companies (f)	(0.01)	-	(18)

Total EPS and net income	$0.49	$326	$768

(a)

In the third quarter of 2008, Corning recorded a charge of $6 million to adjust the asbestos liability for the change in value of certain components of the Amended PCC Plan and the estimated liability for non-PCC asbestos claims.

(b)	In the third quarter of 2008, Corning recorded net losses of $39 million on certain available-for-sale securities included in cash and short-term investments.

(c)	In the third quarter of 2008, Corning incurred a $14 million loss on the sale of a business.

(d)	In the third quarter of 2008, Corning recorded a valuation allowance release of $70 million resulting from a change in our estimate of current-year U.S. taxable income.

(e)	In the third quarter of 2008, Corning recorded a $43 million gain related to a favorable tax settlement with the Canadian Revenue Agency.

(f)

In the third quarter of 2008, equity earnings of associated companies included an $18 million charge for our share of an other-than-temporary impairment of auction rate securities at Dow Corning Corporation.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended June 30, 2008

(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the second quarter of 2008 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.49	$484	$782

Special items:
Asbestos settlement (a)	-	(9)	(9)

Litigation settlement (b)	(0.01)	(12)	(12)

Valuation allowance release (c)	1.53	-	2,450

Total EPS and net income	$2.01	$463	$3,211

(a)

In the second quarter of 2008, Corning recorded a charge of $9 million to adjust the asbestos liability for the change in value of certain components of the Amended PCC Plan and the estimated liability for non-PCC asbestos claims.

(b)	In the second quarter of 2008, Corning recorded a charge of $12 million to settle litigation associated with our Display Technologies segment.

(c)	In the second quarter of 2008, Corning recorded a valuation allowance release of $2.45 billion to reflect the expected realizability of U.S. deferred tax assets in future years.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended September 30, 2007

(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the third quarter of 2007 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.38	$429	$619

Special items:
Asbestos settlement (a)	0.01	16	16

Equity in earnings of associated companies (b)	(0.01)	-	(18)

Total EPS and net income	$0.38	$445	$617

(a)

In the third quarter of 2007, Corning recorded a credit of $16 million (before- and after-tax) for the change in the estimated fair value of the components of the asbestos settlement liability under the terms of the 2003 plan.

(b)	In the third quarter of 2007, equity in earnings of associated companies includes an $18 million charge (net of tax) for restructuring and impairment charges of Samsung Corning Co., Ltd.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended September 30, 2008

(Unaudited; amounts in millions)

Corning’s free cash flow financial measure for the three months ended September 30, 2008 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP financial measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measures.

	Three months ended September 30, 2008	Nine months ended September 30, 2008

Cash flows from operating activities	$763	$1,748

Less: Cash flows from investing activities	355	(561)

Plus: Short-term investments – acquisitions	104	1,298

Less: Short-term investments – liquidations	(750)	(1,890)

Free cash flow	$472	$595

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended December 31, 2008

(Unaudited; amounts in millions, except per share amounts)

Corning’s earnings per share (EPS) excluding special items for the fourth quarter of 2008 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measure.

Range
Guidance: EPS excluding special items	$0.20	$0.28

Special items (a)

Earnings per share

This schedule will be updated as additional announcements occur.

(a)	From time to time, Corning may record special items which could result in a gain or loss during the quarter.

Please note that the company may pursue other financing, restructuring and divestiture activities at any time in the future, and that the potential impact of these events is not included within Corning's fourth quarter 2008 guidance.

This schedule contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are based on current expectations and involve certain risks and uncertainties. Actual results may differ from those projected in the forward looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward looking statements is contained in the Securities and Exchange Commission filings of this Company.

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